Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

November 23, 2015

LegacyTexas Financial Group, Inc.
5851 Legacy Circle, Suite 1200
Plano, Texas 75024

Ladies and Gentlemen:

We have acted as special Maryland counsel to LegacyTexas Financial Group, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $75,000,000 aggregate principal amount of 5.50% Fixed-to-Floating Rate Subordinated Notes due December 1, 2025 (the “Securities”). The Securities are being issued under the Indenture, dated as of November 23, 2015 (such indenture, together with the First Supplemental Indenture thereto relating to the Securities dated as of November 23, 2015, the “Indenture”), between the Company and U.S. Bank National Association, as trustee, and sold pursuant to the Underwriting Agreement, dated as of November 18, 2015 (the “Agreement”), by and among the Company and Sandler O’Neill + Partners, L.P., and U.S. Bancorp Investments, Inc. as representatives of the several underwriters named in Schedule A thereto. The Securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”), which became effective on November 16, 2015 (File No. 333-208026) (the “Registration Statement”), including a base prospectus dated November 16, 2015 (the “Base Prospectus”) and a prospectus supplement relating to the Securities dated November 18, 2015 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Indenture, the global note evidencing the Securities, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certificates of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Company has the corporate power to issue the Securities, and (ii) the Securities have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Agreement.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on November 23, 2015, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

SILVER, FREEDMAN, TAFF & TIERNAN LLP